ITEM 5. OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated February 17, 2000.

                    MEDIMMUNE'S BOARD OF DIRECTORS AUTHORIZES
                            THREE-FOR-ONE STOCK SPLIT

Gaithersburg, MD, February 17, 2000 -- MedImmune, Inc. (Nasdaq: MEDI) today announced that its Board of Directors has declared a three-for-one split of the company's common stock, payable in the form of a 200-percent stock dividend. The stock split is contingent upon shareholder approval to increase the number of authorized shares of common stock from 120,000,000 to 320,000,000, an action that will be voted on at the Annual Meeting of Shareholders on May 18, 2000. If approved, stockholders will receive two additional shares for every share they own as of the close of business on May 18, 2000. Distribution of shares would occur on or about June 2, 2000. As of December 31, 1999, MedImmune had approximately 67.9 million shares of common stock outstanding.

"MedImmune continues to believe that an expanding shareholder base is an essential element of sustained corporate growth," commented Dr. Wayne T. Hockmeyer, chairman and chief executive officer. "We have seen significant growth in shareholder value since our previous stock split, and hope that this split will make it possible for many more people to be a part of the continued growth of both the company and the biotechnology industry."

MedImmune, Inc. is a fully integrated biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in Frederick, Maryland and Nijmegen, The Netherlands, and an oncology subsidiary in West Conshohocken, Pennsylvania.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future. The company is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MEDIMMUNE, INC.
                                   ---------------
                                   (Registrant)

February 25, 2000
By:
                                   /s/David M. Mott
                                   ----------------
                                   David M. Mott, Vice Chairman and
                                   Chief Financial Officer